Calculation of Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Floating Rate Notes due 2014	$400,000,000	$45,840
2.500% Notes due 2022	$450,000,000	$51,570
3.800% Notes due 2042	$400,000,000	$45,840

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended. The total registration fee due for this offering is $143,250.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-178119

Prospectus Supplement

(To Prospectus Dated November 22, 2011)

$400,000,000    Floating Rate Notes due 2014

$450,000,000    2.500% Notes due 2022

$400,000,000    3.800% Notes due 2042

We are offering floating rate notes due 2014 (the “2014 notes”), 2.500% notes due 2022 (the “2022 notes”) and 3.800% notes due 2042 (the “2042 notes”), in each case in the aggregate principal amount as set forth above. The 2014 notes, 2022 notes and 2042 notes are collectively referred to herein as the “notes.” The 2014 notes will mature on August 1, 2014. Interest will accrue on the 2014 notes from August 2, 2012 and will be payable quarterly on each February 1, May 1, August 1 and November 1 commencing November 1, 2012, at a rate equal to the three-month U.S. dollar LIBOR plus 30 basis points per annum. The 2022 notes will mature on August 2, 2022. Interest will accrue on the 2022 notes from August 2, 2012 and will be payable semi-annually on each February 2 and August 2, commencing February 2, 2013, at a fixed rate of 2.500% per annum. The 2042 notes will mature on August 2, 2042. Interest will accrue on the 2042 notes from August 2, 2012 and will be payable semi-annually on each February 2 and August 2, commencing February 2, 2013, at a fixed rate of 3.800% per annum.

If we do not complete the Bolthouse Farms acquisition, described under “Recent Developments,” on or before January 29, 2013 (180 days after the day on which the notes are expected to be initially issued, referred to herein as the “special redemption deadline”), or if the Bolthouse Farms merger agreement is terminated prior to such date, we will redeem all outstanding 2014 notes and 2042 notes at a special redemption price of 101% of the aggregate principal amount thereof, plus accrued and unpaid interest from and including the date of initial issuance (or the most recent interest payment date on which interest was paid) to but excluding the special redemption date, which is the fifteenth New York Business Day following the earlier to occur of (a) the special redemption deadline and (b) the date, if any, the Bolthouse Farms merger agreement is terminated. The 2022 notes are not subject to this special redemption provision. There is no escrow account for or security interest in the proceeds of this offering for the benefit of holders of the 2014 notes and 2042 notes. See “Description of the Notes—Special Redemption—2014 Notes and 2042 Notes.” In addition to this special redemption provision, we may redeem the 2022 notes and 2042 notes in whole or in part at any time at the respective redemption prices described under “Description of the Notes—Optional Redemption—2022 Notes and 2042 Notes.”

The notes will be our unsecured senior obligations and will rank equally with all of our other existing and future unsecured senior indebtedness. The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

Investing in the notes involves risk. See “Risk Factors” beginning on page S-4.

	Price to Public(a)	Underwriting Discount	Proceeds, Before Expenses, to Us

Per 2014 note	100.000%	0.350%	99.650%

2014 note total	$400,000,000	$1,400,000	$398,600,000

Per 2022 note	99.342%	0.650%	98.692%

2022 note total	$447,039,000	$2,925,000	$444,114,000

Per 2042 note	99.185%	0.875%	98.310%

2042 note total	$396,740,000	$3,500,000	$393,240,000

Total	$1,243,779,000	$7,825,000	$1,235,954,000

(a)	Plus accrued interest, if any, from August 2, 2012.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

We expect to deliver the notes to investors through the book-entry delivery systems of The Depository Trust Company, Euroclear or Clearstream on or about August 2, 2012.

Joint Book-Running Managers

Morgan Stanley	Barclays	J.P. Morgan	BNP PARIBAS

Co-Managers
UBS Investment Bank	Credit Suisse	Wells Fargo Securities	PNC Capital Markets LLC

July 30, 2012

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus filed by us with the Securities and Exchange Commission (the “SEC”). We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement, the accompanying prospectus and any such free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement, the accompanying prospectus or any such free writing prospectus, nor any sale made hereunder and thereunder shall under any circumstances, create any implication that there has been no change in the affairs of Campbell Soup Company since the date of this prospectus supplement, the accompanying prospectus or any such free writing prospectus, or that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to the date of such information.

Prospectus Supplement

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement contains the terms of this offering of notes. This prospectus supplement, or the information incorporated by reference in this prospectus supplement, may add, update or change information in the accompanying prospectus. If information in this prospectus supplement, or the information incorporated by reference in this prospectus supplement, is inconsistent with the accompanying prospectus, this prospectus supplement, or the information incorporated by reference in this prospectus supplement, will apply and will supersede that information in the accompanying prospectus.

It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents we have referred you to in “Where You Can Find More Information” below.

In this prospectus supplement, unless otherwise stated, the terms “we,” “us” and “our” refer to Campbell Soup Company and our consolidated subsidiaries.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

Certain sections of this prospectus supplement, including the documents incorporated by reference herein, contain statements reflecting our views about our future performance and constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). The Reform Act provides a safe harbor for forward-looking statements made by us or on our behalf. We and our representatives may, from time to time, make written or oral forward-looking statements, including statements contained in our filings with the SEC and in our reports to stockholders. Generally, the inclusion of the words “believe,” “expect,” “intend,” “estimate,” “project,” “anticipate,” “will” and similar expressions identify statements that constitute forward-looking statements. All statements addressing our future operating performance, and statements addressing events and developments that we expect or anticipate will occur in the future, are forward-looking statements within the meaning of the Reform Act.

Forward-looking statements are based on our current expectations and assumptions regarding the combined company after the completion of the Bolthouse Farms acquisition, our business, industry and other future conditions. Forward-looking statements are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the risk that the closing of the Bolthouse Farms acquisition will not occur; the risks associated with successfully managing new risks associated with the acquired business; the risk that the acquired business will not be integrated efficiently into our existing operations; the risk that we will not realize projected cost savings; our ability to realize the expected returns and other benefits of the Bolthouse Farms acquisition, and the other factors described under “Risk Factors” in this prospectus supplement and in our most recent Annual Report on Form 10-K and subsequent SEC filings. We undertake no obligation to update these statements to reflect new information or future events.

S-ii

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our public filings. You may also electronically access these documents through our website, www.campbellsoupcompany.com, under the “Investor Center—Financial Information—SEC Filings” caption. We are not incorporating the contents of the website into this prospectus supplement.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules), on or after the date of this prospectus supplement until we sell all of the securities covered by this prospectus supplement:

•	Our Annual Report on Form 10-K for the fiscal year ended July 31, 2011;

•	Our Quarterly Reports on Form 10-Q for the quarters ended October 30, 2011, January 29, 2012 and April 29, 2012;

•	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on October 7, 2011; and

•	Our Current Reports on Form 8-K filed with the SEC on November 21, 2011, January 19, 2012, March 27, 2012, April 25, 2012 and July 13, 2012.

You may request a copy of these filings, at no cost, by writing to or telephoning us at the following address:

Corporate Secretary

Campbell Soup Company

One Campbell Place

Camden, New Jersey 08103-1799

(856) 342-6122

S-iii

CAMPBELL SOUP COMPANY

Campbell Soup Company, together with its consolidated subsidiaries, is a global manufacturer and marketer of high-quality, branded convenience food products. Campbell Soup Company was incorporated as a business organization under the laws of New Jersey on November 23, 1922; however, through predecessor organizations, our beginnings in the food business can be traced back to 1869. Our principal executive offices are at One Campbell Place, Camden, New Jersey 08103-1799.

We operate in five reportable business segments:

U.S. Simple Meals

The U.S. Simple Meals segment aggregates the following operating segments: U.S. Soup and U.S. Sauces. The U.S. Soup retail business includes the following products: Campbell’s condensed and ready-to-serve soups; and Swanson broth and stocks. The U.S. Sauces retail business includes the following products: Prego pasta sauce; Pace Mexican sauce; Campbell’s canned gravies, pasta, and beans; and Swanson canned poultry.

Global Baking and Snacking

The Global Baking and Snacking segment aggregates the following operating segments: Pepperidge Farm cookies, crackers, bakery and frozen products in U.S. retail; and Arnott’s biscuits in Australia and Asia Pacific.

International Simple Meals and Beverages

The International Simple Meals and Beverages segment aggregates the simple meals and beverages operating segments outside of the United States, including Europe, the retail business in Canada, and the businesses in Asia Pacific, Latin America and China.

U.S. Beverages

The U.S. Beverages segment represents the U.S. retail beverages businesses, including the following products: V8 juices and beverages; and Campbell’s tomato juice.

North America Foodservice

The North America Foodservice segment represents the distribution of products such as soup, specialty entrees, beverage products, other prepared foods and Pepperidge Farm products through various food service channels in the United States and Canada.

RECENT DEVELOPMENTS

Pending Acquisition of Bolthouse Farms

On July 9, 2012, we entered into an agreement and plan of merger (the “Bolthouse Farms merger agreement”) to acquire BF Bolthouse Holdco, LLC (“Bolthouse”) for total consideration of $1.55 billion in cash, subject to customary purchase price adjustments (the “Bolthouse Farms acquisition”). The Bolthouse Farms acquisition is expected to be completed by late summer 2012, subject to relevant regulatory approvals and other customary closing conditions. However, there can be no assurance that the Bolthouse Farms acquisition will be completed within the expected timeframe, as contemplated, or at all.

Bolthouse is a vertically integrated food and beverage company focused on developing, manufacturing and marketing proprietary, high value-added natural, healthy products. The company has leading market positions in fresh carrots and super-premium beverages in the United States, along with a growing presence in refrigerated salad dressings. Headquartered in Bakersfield, California, Bolthouse markets and sells its beverages and dressings under the “Bolthouse Farms” brand, and its carrots under the “Bolthouse Farms,” “Earthbound Farms” and “Green Giant” brands, as well as private label offerings. Bolthouse employs approximately 2,100 people.

The acquisition of Bolthouse will provide us with significant presence and a new platform for expansion in the rapidly growing market for packaged fresh foods. The addition of Bolthouse’s market-leading super-premium refrigerated beverages will complement our V8 beverage business and will create one of the industry’s largest healthy beverage platforms. Bolthouse’s strong market position in fresh carrots in the United States and Canada will also provide an attractive opportunity for growth with value-added products in healthy snacking. We believe that Bolthouse’s business platforms, capabilities and culture are well aligned with our core growth strategies. Its strong position in the high-growth packaged fresh category complements our chilled soup business in North America, and offers opportunities for expansion into adjacent packaged fresh segments that respond directly to powerful consumer trends.

For its fiscal year ended March 31, 2012, Bolthouse had revenue of $688.9 million, net income of $7.6 million, EBIT of $79.3 million, depreciation and amortization of $60.7 million, plant closure costs of $9.2 million and an operating margin of 11.5%. For its fiscal year ended March 31, 2011, Bolthouse had revenue of $610.0 million, a net loss of $18.5 million, EBIT of $32.4 million and an operating margin of 5.5%. For its fiscal year ended March 31, 2010, Bolthouse had revenue of $601.7 million. For a reconciliation of EBIT to net income (loss), see “—Reconciliation of GAAP and Non-GAAP Financial Measures.”

The Bolthouse financial information presented above is derived from its audited financial statements for the fiscal years ended March 31, 2012, 2011 and 2010. This information does not include an estimated $3.8 million of other plant-related closure costs recognized by Bolthouse in fiscal 2012 and identified by Bolthouse management as not being part of their ongoing business. Since Bolthouse’s financial statements have not been filed previously with the SEC, in connection with preparing Bolthouse financial statements to be filed by us with the SEC (which we expect to do after completion of the acquisition), Bolthouse’s independent auditors will conduct certain additional review procedures on those financial statements. No assurance can be provided that these review procedures will not result in adjustments to Bolthouse’s financial statements and cause them to contain financial information that differs from the information presented herein.

The closing of this offering is expected to occur before completion of the Bolthouse Farms acquisition. If we do not complete the Bolthouse Farms acquisition on or before the special redemption deadline set forth on the cover page of this prospectus supplement, or if the Bolthouse Farms merger agreement is terminated prior to such date, we will redeem all outstanding 2014 notes and 2042 notes at a special redemption price of 101% of the aggregate principal amount thereof, plus accrued and unpaid interest from and including the date of initial issuance (or the most recent interest payment date on which interest was paid) to but excluding the special redemption date, which is the fifteenth New York Business Day following the earlier to occur of (a) the special redemption deadline and (b) the date, if any, the Bolthouse Farms merger agreement is terminated. The 2022 notes are not subject to this special redemption provision. There is no escrow account for or security interest in the proceeds of this offering for the benefit of holders of the 2014 notes and 2042 notes. See “Description of the Notes—Special Redemption—2014 Notes and 2042 Notes.”

Reconciliation of GAAP and Non-GAAP Financial Measures

We have provided earnings before interest and taxes (“EBIT”), a non-GAAP financial measure as defined by the SEC, for Bolthouse. See “—Pending Acquisition of Bolthouse Farms.” This non-GAAP financial measure is not a measure of performance defined by accounting principles generally accepted in the United States (“GAAP”) and should be considered in addition to, not in lieu of, GAAP measures. We believe that some investors may find EBIT information helpful in assessing a company’s debt carrying capacity and operating performance. The table below reconciles net income (loss) for Bolthouse, presented in accordance with GAAP, to EBIT for the periods indicated (totals may not sum due to rounding):

	Year Ended March 31,
	2012	2011
	(millions)
Net income (loss)	$7.6	$(18.5)
Provision (benefit) for income taxes	21.8	(1.8)
Interest expense, net	49.9	52.8

EBIT	$79.3	$32.4

RISK FACTORS

An investment in the notes is subject to various risks. These risks should be considered carefully with the information provided elsewhere and incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding to invest in the notes. In addition, the following risks and uncertainties could materially adversely affect our business, financial condition and results of operations. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations and financial condition.

Risks Related to This Offering

The special redemption provision relating to the Bolthouse Farms acquisition presents certain risks

Our ability to complete the Bolthouse Farms acquisition is subject to various closing conditions, and we may not complete it, in which case the 2014 notes and 2042 notes will be redeemed as described under “Description of the Notes—Special Redemption—2014 Notes and 2042 Notes.” If the notes are redeemed according to the special redemption provision, you may not obtain your expected return on such notes and may not be able to reinvest any proceeds you receive in an investment that results in a comparable return.

Holders of the 2022 notes have no rights under the special redemption provision. If the Bolthouse Farms acquisition is completed on or before the special redemption deadline set forth on the cover page of this prospectus supplement, holders of the 2014 notes and 2042 notes will have no rights under the special redemption provision.

There is no escrow account for or security interest in the proceeds of this offering for the benefit of holders of the 2014 notes and 2042 notes, and such holders will therefore be subject to the risk that we may be unable to finance the special redemption if it is triggered.

The Bolthouse Farms merger agreement may be amended and the form of the Bolthouse Farms acquisition may be modified (including, in each case, in material respects), without noteholder consent.

Whether or not the special redemption provision is ultimately triggered, it may adversely affect trading prices for the 2014 notes and 2042 notes prior to the special redemption deadline.

Risks Related to Our Business

We operate in a highly competitive industry

We operate in the highly competitive food industry and experience worldwide competition in all of our principal products. The principal areas of competition are brand recognition, taste, quality, price, advertising, promotion, convenience and service. A number of our primary competitors have substantial financial, marketing and other resources. A strong competitive response from one or more of these competitors to our marketplace efforts, or a consumer shift towards private label offerings, could result in us reducing pricing, increasing marketing or other expenditures, and/or losing market share.

We face risks related to recession, financial and credit market disruptions and other economic conditions

Customer and consumer demand for our products may be impacted by recession or other economic downturns in the United States or other nations. Similarly, disruptions in financial and credit markets may impact our ability to manage normal commercial relationships with our customers, suppliers and creditors. In addition, changes in any one of the following factors in the United States or other nations, whether due to recession, financial and credit market disruptions or other reasons, could impact us: tax rates, interest rates or equity markets.

Increased regulation could adversely affect our business or financial results

The manufacture and marketing of food products is extensively regulated. The primary areas of regulation include the processing, packaging, storage, distribution, advertising, labeling, quality and safety of our food products, as well as the health and safety of our employees and the protection of the environment. In the United States, we are subject to regulation by various government agencies, including the Food and Drug Administration, the U.S. Department of Agriculture, the Federal Trade Commission, the Occupational Safety and Health Administration and the Environmental Protection Agency, as well as various state and local agencies. We are also regulated by similar agencies outside the United States and by voluntary organizations, such as the National Advertising Division and the Children’s Food and Beverage Advertising Initiative of the Council of Better Business Bureaus. Changes in regulatory requirements (such as proposed requirements designed to restrict food marketing), or evolving interpretations of existing regulatory requirements, may result in increased compliance cost, capital expenditures and other financial obligations that could adversely affect our business or financial results.

Fluctuations in foreign currency exchange rates could adversely affect our results

We hold assets and incur liabilities, generate revenue, and pay expenses in a variety of currencies other than the U.S. dollar, primarily the Australian dollar, Canadian dollar, and the euro. Our consolidated financial statements are presented in U.S. dollars, and therefore we must translate our assets, liabilities, sales and expenses into U.S. dollars for external reporting purposes. As a result, changes in the value of the U.S. dollar may materially and negatively affect the value of these items in our consolidated financial statements, even if their value has not changed in their original currency.

Our results may be adversely impacted by increases in the price of raw and packaging materials

The raw and packaging materials used in our business include tomato paste, grains, beef, poultry, vegetables, steel, glass, paper and resin. Many of these materials are subject to price fluctuations from a number of factors, including product scarcity, demand for raw materials, commodity market speculation, energy costs, currency fluctuations, weather conditions (including the potential effects of climate change), import and export requirements and changes in government-sponsored agricultural programs. To the extent any of these factors result in an increase in raw and packaging material prices, we may not be able to offset such increases through productivity or price increases or through our commodity hedging activity.

Price increases may not be sufficient to cover increased costs, or may result in declines in sales volume due to pricing elasticity in the marketplace

We intend to pass along to customers some or all cost increases in raw and packaging materials and other inputs through increases in the selling prices of some of our products. Higher product prices may result in reductions in sales volume. To the extent the price increases are not sufficient to offset increased raw and packaging materials and other inputs costs, and/or if they result in significant decreases in sales volume, our business results and financial condition may be adversely affected.

Our results are dependent on successful marketplace initiatives and acceptance by consumers of our products, including new products or packaging introductions

Our results are dependent on successful marketplace initiatives and acceptance by consumers of our products. Our product introductions and product improvements, along with our other marketplace initiatives, are designed to capitalize on customer or consumer trends. In order to remain successful, we must anticipate and react to these trends and develop new products or processes to address them. While we devote significant resources to meeting this goal, we may not be successful in developing new products or processes, or our new products or processes may not be accepted by customers or consumers.

We may be adversely impacted by increased liabilities and costs related to our defined benefit pension plans

We sponsor a number of defined benefit pension plans for employees in the United States and various non-U.S. locations. The major defined benefit pension plans are funded with trust assets invested in a globally diversified portfolio of securities and other investments. Changes in regulatory requirements or the market value of plan assets, investment returns, interest rates and mortality rates may affect the funded status of our defined benefit pension plans and cause volatility in the net periodic benefit cost, future funding requirements of the plans and the funded status as recorded on the balance sheet. A significant increase in our obligations or future funding requirements could have a material adverse effect on our financial results.

We may be adversely impacted by the increased significance of some of our customers

The retail grocery trade continues to consolidate. These consolidations have produced large, sophisticated customers with increased buying power and negotiating strength who may seek lower prices or increased promotional programs funded by their suppliers. These customers may also in the future use more of their shelf space, currently used for our products, for their private label products. If we are unable to use our scale, marketing expertise, product innovation and category leadership positions to respond to these customer initiatives, our business or financial results could be negatively impacted. In addition, the disruption of sales to any of our large customers for an extended period of time could adversely affect our business or financial results.

We may be adversely impacted by inadequacies in, or failure of, our information technology systems

Each year we engage in several billion dollars of transactions with our customers and vendors. Because the amount of dollars involved is so significant, our information technology resources must provide connections among our marketing, sales, manufacturing, logistics, customer service, and accounting functions. If we do not allocate and effectively manage the resources necessary to build and sustain an appropriate technology infrastructure and to maintain the related computerized and manual control processes, our business or financial results could be negatively impacted. Furthermore, our information technology systems may be vulnerable to security breaches or other system failures. If we are unable to prevent such security breaches or system failures, our business or financial results could be negatively impacted.

We may not properly execute, or realize anticipated cost savings or benefits from, our ongoing supply chain, information technology or other initiatives

Our success is partly dependent upon properly executing, and realizing cost savings or other benefits from, our ongoing supply chain, information technology and other initiatives. These initiatives are primarily designed to make us more efficient in the manufacture and distribution of our products, which is necessary in our highly competitive industry. These initiatives are often complex, and a failure to implement them properly may, in addition to not meeting projected cost savings or benefits, result in an interruption to our sales, manufacturing, logistics, customer service or accounting functions.

Disruption to our supply chain could adversely affect our business

Damage or disruption to our suppliers or to our manufacturing or distribution capabilities due to weather, natural disaster, fire, terrorism, pandemic, strikes, or other reasons could impair our ability to manufacture and/or sell our products. Failure to take adequate steps to mitigate the likelihood or potential impact of such events, or to effectively manage such events if they occur, particularly when a product is sourced from a single location, could adversely affect our business or financial results.

We may be adversely impacted by the failure to execute acquisitions and divestitures successfully

From time to time, we undertake acquisitions, such as the Bolthouse Farms acquisition, or divestitures. The success of any such acquisition or divestiture depends, in part, upon our ability to identify suitable buyers or sellers, negotiate favorable contractual terms and, in many cases, obtain governmental approval. For acquisitions, success is also dependent upon efficiently integrating the acquired business into our existing operations, successfully managing new risks associated with the acquired business and achieving expected returns and other benefits. Acquisitions outside the United States may present unique challenges or increase our exposure to risks associated with foreign operations, including foreign currency risks and the risks of complying with foreign regulations. Finally, for acquisitions, we may incur substantial additional indebtedness, which could adversely impact our credit rating. In cases where acquisitions or divestitures are not successfully implemented or completed, our business or financial results could be negatively impacted.

Our results may be impacted negatively by political conditions in the nations where we do business

We are a global manufacturer and marketer of high-quality, branded convenience food products. Because of our global reach, our performance may be impacted negatively by politically motivated factors, such as unfavorable changes in tariffs or export and import restrictions, in the nations where we do business. We may also be impacted by political instability, civil disobedience, armed hostilities and terrorist acts in the nations where we do business.

If our food products become adulterated or are mislabeled, we might need to recall those items and may experience product liability claims if consumers are injured

We may need to recall some of our products if they become adulterated or if they are mislabeled. We may also be liable if the consumption of any of our products causes injury. A widespread product recall could result in significant losses due to the costs of a recall, the destruction of product inventory and lost sales due to the unavailability of product for a period of time. We could also suffer losses from a significant product liability judgment against us. A significant product recall or product liability case could also result in adverse publicity, damage to our reputation and a loss of consumer confidence in our products. In addition, our results could be adversely affected if consumers lose confidence in the safety and quality of our products, ingredients or packaging, even in the absence of a recall or a product liability case. Adverse publicity about our products, whether or not valid, may discourage consumers from buying our products.

USE OF PROCEEDS

We intend to use the net proceeds from this offering, which we estimate to be approximately $1.234 billion after deducting underwriting discounts and estimated expenses, towards financing the Bolthouse Farms acquisition. See “Recent Developments.”

The 2022 notes are not subject to the special redemption provision relating to the Bolthouse Farms acquisition described under “Description of the Notes—Special Redemption—2014 Notes and 2042 Notes.” If we do not complete the Bolthouse Farms acquisition, we intend to use the net proceeds from the offering of 2022 notes for general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for the periods shown:

Nine Months Ended 4/29/12	Fiscal Year Ended
	7/31/11	8/01/10	8/02/09	8/03/08	7/29/07

10.0	9.2	10.2	9.2	5.7	6.5

The ratios of earnings to fixed charges were computed by dividing our earnings by fixed charges. For this purpose, earnings include the sum of earnings from continuing operations before taxes, amortization of capitalized interest, and fixed charges, less capitalized interest. Fixed charges include interest expense, capitalized interest, amortization of debt expenses and the estimated interest components of rentals. All amounts are on an as reported basis. In the nine months ended April 29, 2012, we recorded pre-tax restructuring charges of $9 million. In fiscal years 2011, 2010 and 2008, we recorded pre-tax restructuring charges of $63 million, $12 million and $175 million, respectively. In fiscal year 2009, we recognized a pre-tax impairment charge of $67 million related to certain European trademarks.

DESCRIPTION OF THE NOTES

General

The notes will be issued under an indenture dated as of November 24, 2008, between us and The Bank of New York Mellon, as trustee, as supplemented by the first supplemental indenture thereto to be dated as of August 2, 2012, among us, The Bank of New York Mellon, as trustee for our previously issued notes, and Wells Fargo Bank, National Association, as trustee for the 2014, 2022 and 2042 notes. Except where the context requires otherwise, references herein and in the accompanying prospectus to “trustee” refer to Wells Fargo Bank, National Association, as trustee for the 2014, 2022 and 2042 notes pursuant to the first supplemental indenture, and references to the “indenture” refer to the indenture as so supplemented. The following description of the particular terms of the notes supplements the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus, to which reference is made. As used in the following description, the terms “we,” “us” and “our” refer to Campbell Soup Company only, and do not include our consolidated subsidiaries.

The notes offered by this prospectus supplement:

•	will be our unsecured general obligations,

•	will not be guaranteed by any of our subsidiaries, and

•	will be issued in book-entry form only, in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

The 2014 notes will mature on August 1, 2014; the 2022 notes will mature on August 2, 2022; and the 2042 notes will mature on August 2, 2042.

Interest on the 2014 Notes

The 2014 notes will bear interest at a floating rate per annum equal to the three-month U.S. dollar London Interbank Offered Rate (“LIBOR”), determined as described below, plus 30 basis points (.30%) (the “Spread”), from August 2, 2012, payable quarterly in arrears on February 1, May 1, August 1 and November 1 of each calendar year (each an “Interest Payment Date”), commencing on November 1, 2012, subject to the Business Day Convention, and until full repayment of the outstanding principal of the 2014 notes. Interest on the 2014 notes will be calculated on the basis of the actual number of calendar days in the calculation period divided by 360.

Interest will be payable to the holders of record of the 2014 notes at the close of business on the fifteenth calendar day prior to each Interest Payment Date, whether or not such day is a New York Business Day. The 2014 notes will be payable at 100% of the face amount thereof upon maturity.

The interest rate for the first Interest Period will be the three-month U.S. dollar LIBOR, as determined on July 31, 2012, plus the Spread. The interest rate for each Interest Period after the first Interest Period will be the three-month U.S. dollar LIBOR, as determined on the applicable Interest Determination Date, plus the Spread. The interest rate for the 2014 notes will be reset quarterly on each Interest Reset Date.

The calculation agent will determine the three-month U.S. dollar LIBOR in accordance with the following provisions: with respect to any Interest Determination Date, the three-month U.S. dollar LIBOR will be the rate (expressed as a percentage per annum) for deposits in U.S. dollars having a maturity of three months that appears on the designated LIBOR page (as described below) as of 11:00 a.m., London time, on such Interest Determination Date. If the three-month U.S. dollar LIBOR does not appear on the designated LIBOR page, the three-month U.S. dollar LIBOR, in respect of such Interest Determination Date, will be determined as follows: the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent (after consultation with us), to provide the calculation agent with its offered quotation for deposits in U.S. dollars for the period of three months commencing on the applicable Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that Interest Determination Date and in a principal amount of not less than $1,000,000 for a single transaction in U.S. dollars in such market at such time. If at least two quotations are provided, then the three-month U.S. dollar LIBOR on such Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two such quotations are provided, then the three-month U.S. dollar LIBOR on such Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York City time, on such Interest Determination Date by three major banks in New York City selected by the calculation agent (after consultation with us) for loans in U.S. dollars to leading European banks, having a three-month maturity and in a principal amount of not less than $1,000,000 for a single transaction in U.S. dollars in such market at such time; provided, however, that if the banks selected by the calculation agent are not providing quotations in the manner described by this sentence, the three-month U.S. dollar LIBOR determined as of such Interest Determination Date will be the three-month U.S. dollar LIBOR in effect prior to such Interest Determination Date.

The designated LIBOR page shall be: (1) the Reuters screen “LIBOR01” or such other page as may replace the Reuters screen “LIBOR01” on that service or (2) if, on any Interest Determination Date, the three-month U.S. dollar LIBOR does not appear or is not available on such date on the designated Reuters screen described in clause (1) above, the designated LIBOR page shall be Bloomberg L.P. page “BBAM” or such other page as may replace Bloomberg L.P. page “BBAM” on that service.

All percentages resulting from any calculation of any interest rate for the 2014 notes will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 3.876545% (or .03876545) would be rounded to 3.87655% (or .0387655)), and all U.S. dollar amounts will be rounded to the nearest cent, with one-half cent being rounded upward. Each calculation of the interest rate on the 2014 notes by the calculation agent will (in the absence of manifest error) be final and binding on the holders of the 2014 notes and us.

“Business Day Convention” means if any Interest Payment Date in respect of any 2014 note (other than the maturity date or the special redemption date) is not a New York Business Day, then such Interest Payment Date will be postponed to the next succeeding New York Business Day unless that New York Business Day is in the next succeeding calendar month, in which case the Interest Payment Date will be the immediately preceding New York Business Day. If any such Interest Payment Date (other than the maturity date or the special redemption date) is postponed or brought forward as described above, the interest amount will be adjusted accordingly and the holder will be entitled to more or less interest, respectively. If the maturity date in respect of the 2014 notes or any date fixed for redemption of the 2014 notes is not a New York Business Day, the payment of principal and interest will not be made until the next following New York Business Day, and no further interest will be paid in respect of the delay in such payment.

“Interest Determination Date” means, for each Interest Reset Date, the second London Business Day preceding such Interest Reset Date.

“Interest Period” means the period beginning on, and including, an Interest Payment Date and ending on, but not including, the following Interest Payment Date; provided that the first Interest Period will begin on August 2, 2012, and will end on, but not include, the first Interest Payment Date.

“Interest Reset Date” means for each Interest Period, other than the first Interest Period, the first day of such Interest Period.

“London Business Day” means any day which is not a Saturday, Sunday, or a day on which commercial banking institutions are authorized or obligated by law, regulation or executive order to be closed in London.

“New York Business Day” means any day which is not a Saturday, Sunday, or a day on which commercial banking institutions are authorized or obligated by law, regulation or executive order to be closed in New York City.

Each 2014 note will cease to bear interest upon maturity or earlier redemption unless, upon due presentation, payment of the amount due is improperly withheld or refused, in which case it will continue to bear interest (before as well as after judgment) until whichever is the earlier of (i) the day on which all sums due in respect of such 2014 note up to that day are received by or on behalf of the relevant holder of such 2014 notes and (ii) any special redemption date provided that funds sufficient to pay the special redemption price of all 2014 notes on such special redemption date have been deposited with the paying agent on or before such special redemption date (except to the extent that there is any subsequent default in payment).

Wells Fargo Bank, National Association will act as calculation agent for the 2014 notes under a Calculation Agency Agreement between us and Wells Fargo Bank, National Association to be dated as of July 31, 2012.

Interest on the 2022 and 2042 Notes

The 2022 notes will bear interest from August 2, 2012 at the rate of 2.500% per annum, payable semi-annually on each February 2 and August 2, commencing February 2, 2013, to the persons in whose names the notes are registered at the close of business on the preceding January 15 and July 15, respectively (whether or not a New York Business Day).

The 2042 notes will bear interest from August 2, 2012 at the rate of 3.800% per annum, payable semi-annually on each February 2 and August 2, commencing February 2, 2013, to the persons in whose names the notes are registered at the close of business on the preceding January 15 and July 15, respectively (whether or not a New York Business Day).

Interest on the 2022 notes and 2042 notes will be calculated on the basis of a 360-day year comprised of twelve 30-day months.

Issuance of Additional Notes

We may, without the consent of the holders, increase the principal amount of any series of notes by issuing additional notes in the future on the same terms and conditions as the notes of such series, except, in each case, for any differences in the issue price and interest accrued prior to the issue date of the additional notes, and with the same CUSIP numbers as the notes of the applicable series offered hereby. Each series of notes offered by this prospectus supplement and any additional notes issued on the same terms and conditions would rank equally and ratably and would be treated as a single series for all purposes under the indenture.

Special Redemption—2014 Notes and 2042 Notes

We intend to use the net proceeds from this offering towards financing the Bolthouse Farms acquisition. See “Recent Developments” and “Use of Proceeds.” The closing of this offering is expected to occur before completion of the Bolthouse Farms acquisition. If we do not complete the Bolthouse Farms acquisition on or before January 29, 2013 (the special redemption deadline set forth on the cover page of this prospectus supplement), or if the Bolthouse Farms merger agreement is terminated prior to such date, we will redeem all outstanding 2014 notes and 2042 notes on the special redemption date, which is the fifteenth New York Business Day following the earlier to occur of (a) the special redemption deadline and (b) the date, if any, the Bolthouse Farms merger agreement is terminated.

If we are required to redeem the 2014 notes and 2042 notes according to this special redemption provision, the 2014 notes and 2042 notes will be redeemed at a special redemption price equal to 101% of the principal amount thereof plus accrued and unpaid interest from and including the date of initial issuance, or the most recent date to which interest has been paid, whichever is later, to but excluding the special redemption date. We will deliver notice of a special redemption promptly after the occurrence of the event triggering such special redemption to the registered address of each holder (with a copy to the trustee). If funds sufficient to pay the special redemption price of all 2014 notes and 2042 notes on the redemption date are deposited with the paying agent on or before such redemption date, and certain other conditions are satisfied, on and after such redemption date, the 2014 notes and 2042 notes will cease to bear interest and all rights under such notes will terminate.

The 2022 notes are not subject to this special redemption provision. If we do not complete the Bolthouse Farms acquisition, we intend to use the net proceeds from the offering of 2022 notes for general corporate purposes. See “Use of Proceeds.”

There is no escrow account for or security interest in the proceeds of this offering for the benefit of holders of the 2014 notes and 2042 notes in the event this special redemption provision is triggered.

The Bolthouse Farms merger agreement may be amended and the form of the Bolthouse Farms acquisition may be modified without noteholder consent.

Optional Redemption—2022 Notes and 2042 Notes

We may redeem the 2022 notes and 2042 notes in whole or in part, at our option, at any time at a redemption price equal to the greater of:

•	100% of the principal amount of such notes, or

•

as determined by a Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus (i) 20 basis points, in the case of the 2022 notes and (ii) 20 basis points, in the case of the 2042 notes, plus, in each case, accrued interest on such notes to, but excluding, the redemption date.

Notice of any optional redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions of the notes called for redemption.

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by a Quotation Agent as having a maturity comparable to the remaining term of the 2022 notes or the 2042 notes, as applicable, to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if we obtain fewer than three such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Quotation Agent” means the Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means (1) Morgan Stanley & Co. LLC, Barclays Capital Inc., J.P. Morgan Securities LLC and BNP Paribas Securities Corp. and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in the State of New York or the State of Connecticut (a “Primary Treasury Dealer”), we shall substitute therefor another Primary Treasury Dealer; and (2) any other Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 5:00 p.m. on the third New York Business Day preceding such redemption date.

Sinking Fund

The notes will not be entitled to any sinking fund.

Trustee and Paying Agent

Wells Fargo Bank, National Association will serve as trustee and initial paying agent for the 2014, 2022 and 2042 notes.

BOOK-ENTRY ISSUANCE

Each series of notes will be represented by one or more global securities that will be deposited with and registered in the name of The Depository Trust Company (“DTC”) or its nominee. Thus, we will not issue certificated securities to you for the notes, except in the limited circumstances described below. Each global security will be issued to DTC, which will keep a computerized record of its participants whose clients have purchased the notes. Each participant will then keep a record of its clients. Unless it is exchanged in whole or in part for a certificated security, a global security may not be transferred. DTC, its nominees and their successors may, however, transfer a global security as a whole to one another, and these transfers are required to be recorded on our records or a register to be maintained by the trustee. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the global securities.

Beneficial interests in a global security will be shown on, and transfers of beneficial interests in the global security will be made only through, records maintained by DTC and its participants. DTC has provided us with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its direct participants deposit with DTC. DTC also records the settlements among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participants’ accounts. This eliminates the need to exchange certificated securities. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC.

DTC’s book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant. The rules that apply to DTC and its participants are on file with the SEC.

When you purchase notes through the DTC system, the purchases must be made by or through a direct participant, which will receive credit for the notes on DTC’s records. When you actually purchase the notes, you will become their beneficial owner. Your ownership interest will be recorded only on the direct or indirect participants’ records. DTC will have no knowledge of your individual ownership of the notes. DTC’s records will show only the identity of the direct participant and the amount of the notes held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You should instead receive these from your direct or indirect participant. As a result, the direct or indirect participants are responsible for keeping accurate account of the holdings of their customers. The trustee will wire payments on the notes to DTC’s nominee. The trustee and we will treat DTC’s nominee as the owner of each global security for all purposes. Accordingly, the trustee, any paying agent and we will have no direct responsibility or liability to pay amounts due on a global security to you or any other beneficial owners in that global security. Any redemption notices will be sent by us directly to DTC, which will, in turn, inform the direct participants (or the indirect participants), which will then contact you as a beneficial holder.

It is DTC’s current practice, upon receipt of any payment of distributions or liquidation amounts, to proportionately credit direct participants’ accounts on the payment date based on their holdings. In addition, it is DTC’s current practice to pass through any consenting or voting rights to such participants by using an omnibus proxy. Those participants will, in turn, make payments to and solicit votes from you, the ultimate owner of notes, based on their customary practices. Payments to you will be the responsibility of the participants and not of DTC, the trustee or our company.

Notes represented by one or more global securities will be exchangeable for certificated securities with the same terms in authorized denominations only if:

•	DTC is unwilling or unable to continue as depositary or ceases to be a clearing agency registered under applicable law, and a successor is not appointed by us within 90 days; or

•	we decide to discontinue the book-entry system; or

•	an event of default has occurred and is continuing with respect to the notes.

If the global security is exchanged for certificated securities, the trustee will keep the registration books for the notes at its corporate trust office and follow customary practices and procedures regarding those certificated securities.

Clearstream and Euroclear

Links have been established among DTC, Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”), which are two European book-entry depositaries similar to DTC, to facilitate the initial issuance of the notes sold outside of the United States and cross-market transfers of the notes associated with secondary market trading.

Although DTC, Clearstream and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.

Clearstream and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the total ownership of each of the U.S. agents of Clearstream and Euroclear, as participants in DTC.

When notes are to be transferred from the account of a DTC participant to the account of a Clearstream participant or a Euroclear participant, the purchaser must send instructions to Clearstream or Euroclear through a participant at least one day prior to settlement. Clearstream or Euroclear, as the case may be, will instruct its U.S. agent to receive notes against payment. After settlement, Clearstream or Euroclear will credit its participant’s account. Credit for the notes will appear on the next day (European time).

Because settlement is taking place during New York business hours, DTC participants will be able to employ their usual procedures for sending notes to the relevant U.S. agent acting for the benefit of Clearstream or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. As a result, to the DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.

When a Clearstream or Euroclear participant wishes to transfer notes to a DTC participant, the seller will be required to send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct its U.S. agent to transfer these notes against payment for them. The payment will then be reflected in the account of the

Clearstream or Euroclear participant the following day, with the proceeds back-valued to the value date, which would be the preceding day, when settlement occurs in New York. If settlement is not completed on the intended value date, that is, the trade fails, proceeds credited to the Clearstream or Euroclear participant’s account will instead be valued as of the actual settlement date.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following are the material U.S. federal income tax consequences of ownership and disposition of the notes. This discussion applies only to notes that are:

•

purchased by those initial holders who purchase notes in this offering at the “issue price,” which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the notes is sold for money; and

•	held as capital assets.

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers in securities;

•	persons holding notes as part of a hedge, “straddle,” integrated transaction or similar transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	tax-exempt entities; or

•	persons subject to the alternative minimum tax.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds notes, the U.S. federal income tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding notes and partners in such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences to them of holding and disposing of the notes.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. This summary does not address the potential application of the Medicare contribution tax. Persons considering the purchase of notes are urged to consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or of any political subdivision thereof; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Certain additional payments

We will be required to make payments of additional amounts if we repurchase the 2014 notes and the 2042 notes in connection with the special redemption described above under “Description of the Notes—Special Redemption—2014 Notes and 2042 Notes.” We intend to take the position that the possibility of such payments does not result in such notes being treated as contingent payment debt instruments under the applicable Treasury Regulations. Our position is not binding on the Internal Revenue Service (“IRS”). If the IRS takes a position contrary to that described above, you may be required to accrue interest income based upon a “comparable yield” (as defined in the Treasury Regulations) determined at the time of issuance of such notes, with adjustments to such accruals when any contingent payments are made that differ from the payments based on the comparable yield. In addition, income on the sale, exchange, retirement or other taxable disposition of such notes may be treated as ordinary income rather than as capital gain. You should consult your tax adviser regarding the tax consequences if such notes were treated as contingent payment debt instruments. The remainder of this discussion assumes that such notes are not treated as contingent payment debt instruments.

Payments of interest

Interest paid on a note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Sale, exchange or other disposition of the notes

Upon the sale, exchange or other taxable disposition of a note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or other taxable disposition and the U.S. Holder’s tax basis in the note. For these purposes, the amount realized does not include any amount attributable to accrued interest. Amounts attributable to accrued interest are treated as interest as described under “—Payments of interest” above.

Gain or loss realized on the sale, exchange or other taxable disposition of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of the sale, exchange or other taxable disposition the note has been held by the U.S. Holder for more than one year. The deductibility of capital losses is subject to limitations under the Code.

Additional notes

A U.S. Holder should be aware that additional notes that are treated for non-tax purposes as a single series with the original notes may be treated as part of a separate issuance for U.S. federal income tax purposes. In such case, for U.S. federal income tax purposes, the new notes may be considered to have been issued with original issue discount, which may affect the market value of the original notes since such additional notes may not be distinguishable from the original notes.

Backup withholding and information reporting

Information returns will be filed with the IRS in connection with payments on the notes and the proceeds from a sale or other disposition of the notes. A U.S. Holder will be subject to U.S. backup withholding on these payments if the U.S. Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Tax Consequences to Non-U.S. Holders

As used herein, the term “Non-U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

“Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition of a note and who is not otherwise a resident of the United States for U.S. federal income tax purposes. Such a holder is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a note.

Payments on the notes

Subject to the discussion below concerning backup withholding, payments of principal and interest on the notes by us or any paying agent to any Non-U.S. Holder will not be subject to U.S. federal withholding tax, provided that, in the case of interest,

•

the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership; and

•	the certification requirement described below has been fulfilled with respect to the beneficial owner, as discussed below.

Certification requirement

Interest on a note will not be exempt from withholding tax unless the beneficial owner of that note certifies on a properly executed IRS Form W-8BEN, under penalties of perjury, that it is not a United States person. Special certification rules apply to notes that are held through foreign intermediaries.

If a Non-U.S. Holder of a note is engaged in a trade or business in the United States, and if interest on the note is effectively connected with the conduct of this trade or business (and, if required by an applicable income tax treaty, is also attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be taxed in the same manner as a U.S. Holder (see “—Tax Consequences to U.S. Holders” above), except that the holder will be required to provide to us a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. These holders should consult their own tax advisors with respect to other U.S. tax consequences of the ownership and disposition of notes, including the possible imposition of a branch profits tax, currently at a rate of 30% (or a lower treaty rate).

Sale, exchange or other disposition of the notes

Subject to the discussion below concerning backup withholding, a Non-U.S. Holder of a note will not be subject to U.S. federal income tax on gain realized on the sale, exchange or other disposition of such note, unless the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States, subject to an applicable income tax treaty providing otherwise.

If a Non-U.S. Holder is engaged in a trade or business in the United States and gain realized by the Non-U.S. Holder on a sale, exchange or other disposition of notes is effectively connected with the conduct of such trade or business, the Non-U.S. Holder will generally be taxed in the same manner as a U.S. Holder (see “—Tax Consequences to U.S. Holders” above), subject to an applicable income tax treaty providing otherwise. Non-U.S. Holders whose gain from dispositions of notes may be effectively connected with the conduct of a trade or business in the United States are urged to consult their own tax advisors with respect to the U.S. tax consequences of the ownership and disposition of notes, including the possible imposition of a branch profits tax.

Additional notes

A Non-U.S. Holder should be aware that additional notes that are treated for non-tax purposes as a single series with the original notes may be treated as part of a separate issuance for U.S. federal income tax purposes. In such case, for U.S. federal income tax purposes, the new notes may be considered to have been issued with original issue discount, which may affect the market value of the original notes since such additional notes may not be distinguishable from the original notes.

Backup withholding and information reporting

Information returns will be filed with the IRS in connection with payments on the notes. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the notes and the Non-U.S. Holder may be subject to U.S. backup withholding on payments on the notes or on the proceeds from a sale or other disposition of the notes. Compliance with the certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

UNDERWRITING

Under the terms and subject to the conditions in the underwriting agreement dated the date of this prospectus supplement between us and the underwriters, we have agreed to sell to each of the underwriters named below (for which Morgan Stanley & Co. LLC, Barclays Capital Inc. and J.P. Morgan Securities LLC are acting as representatives), and each of the underwriters has severally agreed to purchase, the principal amount of the notes set forth opposite its name below:

Underwriter	Principal Amount of 2014 Notes	Principal Amount of 2022 Notes	Principal Amount of 2042 Notes
Morgan Stanley & Co. LLC.	$200,000,000	$225,000,000	$200,000,000
Barclays Capital Inc.	56,000,000	63,000,000	56,000,000
J.P. Morgan Securities LLC.	56,000,000	63,000,000	56,000,000
BNP Paribas Securities Corp.	56,000,000	63,000,000	56,000,000
UBS Securities LLC.	8,000,000	9,000,000	8,000,000
Credit Suisse Securities (USA) LLC.	8,000,000	9,000,000	8,000,000
Wells Fargo Securities, LLC.	8,000,000	9,000,000	8,000,000
PNC Capital Markets LLC.	8,000,000	9,000,000	8,000,000

Total	$400,000,000	$450,000,000	$400,000,000

Subject to the terms and conditions of the underwriting agreement, the underwriters have agreed, severally and not jointly, to buy all of the notes if they buy any of them.

Each of the 2014 notes, 2022 notes and 2042 notes is a new issue of securities with no established trading market and will not be listed on any national securities exchange. The underwriters have advised us that they intend to make a market for the notes, but they have no obligation to do so and may discontinue market making at any time without providing any notice. No assurance can be given as to the liquidity of any trading market for the notes.

The underwriters initially propose to offer the notes directly to the public at the offering prices described on the cover page of this prospectus supplement and may offer the notes to certain dealers at a price that represents a concession not in excess of (i) 0.200% of the principal amount of the 2014 notes, (ii) 0.400% of the principal amount of the 2022 notes and (iii) 0.500% of the principal amount of the 2042 notes. Any underwriter may allow, and any such dealer may reallow, to certain other dealers, a concession not in excess of (i) 0.100% of the principal amount of the 2014 notes, (ii) 0.200% of the principal amount of the 2022 notes and (iii) 0.250% of the principal amount of the 2042 notes. After the initial offering of the notes, the underwriters may from time to time vary the offering prices and other selling terms.

We have also agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

In connection with the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with this offering, creating a syndicate short position. In addition, the underwriters may bid for and purchase notes in the open market to cover syndicate short positions or to stabilize the price of the notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in this offering, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. However, neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that these activities may have on the price of the notes. In addition, the underwriters are not required to engage in any of these activities, and may end any of them at any time.

Expenses associated with this offering, to be paid by us, are estimated to be $2.1 million.

Certain of the underwriters and their affiliates have engaged, and may in the future engage, in banking, financial advisory and other commercial dealings with us and our affiliates, for which they have earned and may earn customary fees.

LEGAL MATTERS

The validity of the notes will be passed upon for us by Mark Migliaccio, our Senior Corporate Counsel, as to New Jersey law, and by Davis Polk & Wardwell LLP, New York, New York, as to New York law. Mr. Migliaccio beneficially owns or has rights to acquire an aggregate of less than 1% of the outstanding shares of our common stock. Certain legal matters will be passed upon for the underwriters by White & Case LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement and the accompanying prospectus by reference to the Annual Report on Form 10-K for the fiscal year ended July 31, 2011, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

DEBT SECURITIES

From time to time, we may sell debt securities consisting of debentures, notes or other unsecured evidences of indebtedness on terms we will determine at the times we sell the debt securities. When we decide to sell a particular series of debt securities, we will prepare and deliver a supplement to this prospectus describing the particular terms of the debt securities we are offering. You should read this prospectus and any supplement, together with the documents we incorporate by reference, carefully before you invest.

Investing in these securities involves certain risks. See “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K, which is incorporated by reference herein, as well as any “risk factors” in any of our other recently filed quarterly or current reports incorporated herein and, if any, in the relevant prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We may sell the debt securities directly, through agents, through underwriters or dealers, or through a combination of such methods. If we elect to use agents, underwriters or dealers in any offering of debt securities, we will disclose their names and the nature of our arrangements with them in the prospectus supplement we prepare for such offering.

The date of this prospectus is November 22, 2011.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information About Us.”

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any related prospectus supplement or free writing prospectus prepared by us or on our behalf or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell debt securities only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference in this prospectus or any prospectus supplement or in any such free writing prospectus is accurate only as of its respective date, regardless of the time of delivery of this prospectus, any prospectus supplement or any such free writing prospectus or any sale of debt securities. In this prospectus, unless otherwise stated, the terms “we,” “us” and “our” refer to Campbell Soup Company and our consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access documents filed by us including the exhibits and schedules thereto. You may also electronically access these documents through our website, www.campbellsoupcompany.com, under the “Investor Center – Financial Information – SEC Filings” caption. We are not incorporating the contents of the website into this prospectus.

The SEC allows us to “incorporate by reference” certain information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules), on or after the date of this prospectus until we sell all of the securities covered by this prospectus:

•	Our Annual Report on Form 10-K for the fiscal year ended July 31, 2011;

•	Our Definitive Proxy Statement and Additional Materials on Schedule 14A filed with the SEC on October 7, 2011; and

•	Our Current Report on Form 8-K filed with the SEC on November 21, 2011.

You may electronically access these documents through our website, www.campbellsoupcompany.com, under the “Investor Center – Financial Information – SEC Filings” caption. We are not incorporating the contents of the website into this prospectus. You may also request a copy of these filings, at no cost, by writing to or telephoning us at the following address:

Investor Relations

Campbell Soup Company

One Campbell Place

Camden, New Jersey 08103-1799

1-800-840-2865

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein, contains “forward-looking” statements that reflect our current expectations regarding our future results of operations, economic performance, financial condition and achievements. We try, wherever possible, to identify these forward-looking statements by using words such as “anticipate,” “believe,” “estimate,” “expect,” “will” and similar expressions. One can also identify them by the fact that they do not relate strictly to historical or current facts. These statements reflect our current plans and expectations and are based on information currently available to us. They rely on a number of assumptions regarding future events and estimates which could be inaccurate and which are inherently subject to risks and uncertainties.

We wish to caution the reader that the following important factors and those important factors described in Item 1A of our most recent Annual Report on Form 10-K filed with the SEC (as updated from time-to-time by our Quarterly Reports on Form 10-Q filed with the SEC), could affect our actual results and could cause such results to vary materially from those expressed in any forward-looking statements made by us or on our behalf:

•

the impact of strong competitive response to our efforts to leverage our brand power with product innovation, promotional programs and new advertising, and of changes in consumer demand for our products;

•	the risks in the marketplace associated with trade and consumer acceptance of product improvements, shelving initiatives, new product introductions, and pricing and promotional strategies;

•

our ability to achieve sales and earnings guidance, which is based on assumptions about sales volume, product mix, the development and success of new products, the impact of marketing, promotional and pricing actions, product costs and currency;

•	our ability to realize projected cost savings and benefits;

•	our ability to successfully manage changes to our business processes, including selling, distribution, manufacturing, information management systems and the integration of acquisitions;

•	the increased significance of certain of our key trade customers;

•	the impact of inventory management practices by our trade customers;

•	the impact of fluctuations in the supply and inflation in energy, raw and packaging materials cost;

•	the impact associated with portfolio changes and completion of acquisitions and divestitures;

•	the uncertainties of litigation described from time to time in our SEC filings;

•	the impact of changes in currency exchange rates, tax rates, interest rates, debt and equity markets, inflation rates, economic conditions and other external factors; and

•	the impact of unforeseen business disruptions in one or more of our markets due to political instability, civil disobedience, armed hostilities, natural disasters or other calamities.

This discussion of uncertainties is by no means exhaustive but is designed to highlight important factors that may impact our outlook. We disclaim any obligation or intent to update forward-looking statements made by us in order to reflect new information, events or circumstances after the date they are made.

CAMPBELL SOUP COMPANY

Campbell Soup Company, together with its consolidated subsidiaries, is a global manufacturer and marketer of high-quality, branded convenience food products. Our principal executive offices are at One Campbell Place, Camden, New Jersey 08103-1799, and our telephone number is (856) 342-4800. We maintain a website at www.campbellsoupcompany.com where general information about us is available. We are not incorporating the contents of the website into this prospectus.

USE OF PROCEEDS

Unless we describe a different use of proceeds from an offering in the related prospectus supplement, we intend to use the net proceeds from the sales of the debt securities offered by this prospectus to repay short-term debt, to reduce or retire from time to time other indebtedness and for other general corporate purposes, including working capital, acquisitions and other business opportunities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for the periods shown:

Fiscal year ended
7/31/11	8/01/10	8/02/09	8/03/08	7/29/07

9.2	10.2	9.2	5.7	6.5

The ratios of earnings to fixed charges were computed by dividing our earnings by fixed charges. For this purpose, earnings include the sum of earnings from continuing operations before taxes, amortization of capitalized interest, and fixed charges, less capitalized interest. Fixed charges include interest expense, capitalized interest, amortization of debt expenses and the estimated interest components of rentals. All amounts are on an as reported basis. In fiscal years 2011, 2010 and 2008, we recorded pre-tax restructuring charges of $63 million, $12 million and $175 million, respectively. In fiscal year 2009, we recognized a pre-tax impairment charge of $67 million related to certain European trademarks.

DESCRIPTION OF DEBT SECURITIES

Unless we indicate otherwise in an accompanying prospectus supplement, the debt securities consisting of debentures, notes and other unsecured evidence of indebtedness will be issued under an indenture between Campbell Soup Company and The Bank of New York Mellon, as trustee, which we have filed as an exhibit to the registration statement of which this prospectus forms a part. The following summary of certain general provisions of the indenture and the debt securities does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the indenture, including the definitions therein of certain terms. The particular terms of a series of debt securities offered by a prospectus supplement and the extent, if any, to which such general provisions may apply to such securities will be described in the prospectus supplement relating to such series. Capitalized terms used and not otherwise defined in this section shall have the meanings assigned to them in the indenture. In this “Description of Debt Securities,” the terms the “Company,” “we,” “us” and “our” refer to Campbell Soup Company only, and do not include our consolidated subsidiaries.

General

The indenture does not limit the amount of debt securities which we may issue under the indenture and provides that debt securities may be issued thereunder up to the aggregate principal amount which our board of directors may authorize from time to time. Debt securities may be issued from time to time in one or more series. Debt securities will be unsecured and will rank equally with all of our other unsecured and unsubordinated indebtedness.

Please refer to the prospectus supplement relating to any particular series of debt securities we may offer for the following terms of such series:

(a)	the designation, aggregate principal amount and authorized denominations of the offered debt securities;

(b)	the price (expressed as a percentage of the aggregate principal amount thereof) at which the offered debt securities will be issued;

(c)	the date or dates on which the offered debt securities will mature;

(d)	the annual rate, if any, at which the offered debt securities will bear interest;

(e)	the date from which such interest, if any, on the offered debt securities will accrue, the dates on which such interest, if any, will be payable, the date on which payment of such interest, if any, will commence and, with respect to offered debt securities in registered form, the regular record dates for such interest payment dates;

(f)	any optional or mandatory sinking fund provisions;

(g)	the date, if any, after which and the price or prices at which the offered debt securities may, pursuant to any optional or mandatory redemption provisions, be redeemed at our option or at the option of the holder and any other terms and provisions of such optional or mandatory redemptions;

(h)	the denominations in which any offered debt securities of a series which are registered securities will be issuable if other than denominations of $1,000 and any integral multiple thereof, and the denominations in which any offered debt securities of the series which are bearer securities will be issuable if other than denominations of $5,000;

(i)	if other than the principal amount thereof, the portion of the principal amount of offered debt securities of the series which will be payable upon declaration of acceleration of maturity thereof;

(j)	any events of default with respect to the offered debt securities of the series, if not set forth in the indenture;

(k)	the currency or currencies, including composite currencies, in which payment of the principal of (and premium, if any) and interest, if any, on the offered debt securities of the series will be payable (if other than the currency of the United States of America), which unless otherwise specified will be the currency of the United States of America as at the time of payment which is the legal tender for payment of public or private debts;

(l)	if the principal of (and premium, if any), or interest, if any, on the offered debt securities of the series is to be payable, at our election or at the election of any holder thereof, in a coin or currency other than that in which the offered debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made;

(m)	if such offered debt securities are to be denominated in a currency or currencies, including composite currencies, other than the currency of the United States of America, the equivalent price in the currency of the United States of America;

(n)	if the amount of payments of principal of (and premium if any), or portions thereof, or interest, if any, on the offered debt securities of the series may be determined with reference to an index, formula or other method, the manner in which such amounts will be determined;

(o)	whether the offered debt securities will be issuable in registered or bearer form or both, any restrictions applicable to the offer, sale or delivery of any offered debt securities issuable in bearer form and whether, and, if so, the terms upon which, any offered debt securities in bearer form will be exchangeable for offered debt securities in registered form;

(p)	whether such offered debt securities are to be issued in whole or in part in the form of one or more global securities and, if so, the method of transferring beneficial interests in such global security or global securities;

(q)	whether the offered debt securities of any series shall be issued upon original issuance in whole or in part in the form of one or more book-entry securities;

(r)	the application, if any, of certain provisions of the indenture relating to defeasance and discharge, and certain conditions thereto;

(s)	with respect to the offered debt securities of the series, any deletions from, modifications of or additions to the events of default or any covenants, whether or not such events of default or covenants are consistent with the events of default or covenants set forth in the indenture; and

(t)	any U.S. Federal income tax consequences applicable to the offered debt securities.

Debt securities of a series may be issued in registered form or bearer form or both as specified in the terms of the series, may be issued in whole or in part in the form of one or more global securities and may be issued as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company, or another depositary named by the Company and identified in a prospectus supplement with respect to such series. The prospectus supplement will specify whether the offered debt securities will be registered, bearer, global or book-entry form.

So long as the depositary for a global security or its nominee is the registered owner of such global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such global security for all purposes. Except in certain circumstances, owners of beneficial interests in a global security will not be entitled to have any of the individual debt securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any such debt securities in definitive form and will not be considered the owners or holders thereof.

Unless the prospectus supplement relating thereto specifies otherwise, debt securities denominated in U.S. dollars will be issued only in denominations of $1,000 or any integral multiple thereof, and bearer securities denominated in U.S. dollars will be issued only in denominations of $5,000. The prospectus supplement relating to a series of debt securities denominated in a foreign or composite currency will specify the denomination thereof.

At the option of the holder and subject to the terms of the indenture, bearer securities (with all unmatured coupons, except as provided below, and all matured coupons in default) of any series will be exchangeable into an equal aggregate principal amount of registered securities or, in the case of global bearer securities, registered securities or bearer securities of the same series (with the same interest rate and maturity date). Bearer securities surrendered in exchange for registered securities between the record date and the relevant date for payment of interest will be surrendered without the coupon relating to such date for payment of interest and interest accrued as of such date will not be payable in respect of the registered security issued in exchange for such bearer security, but will be payable only to the holder of such coupon when due in accordance with the terms of the indenture. Registered securities of any series will be exchangeable into an equal aggregate principal amount of registered securities of the same series (with the same interest rate and maturity date) of different authorized denominations. Registered securities may not be exchanged for bearer securities.

A book-entry security may not be registered for transfer or exchange (other than as a whole by the depository to a nominee or by such nominee to such depository) unless:

(a)	the depository or such nominee notifies us that it is unwilling or unable to continue as depository,

(b)	the depository ceases to be qualified as required by the indenture,

(c)	we instruct the trustee in accordance with the indenture that such book-entry securities shall be so registrable and exchangeable,

(d)	there shall have occurred and be continuing an event of default or an event which after notice or lapse of time would be an event of default with respect to the debt securities evidenced by such book-entry securities or

(e)	there shall exist such other circumstances, if any, as may be specified in the applicable prospectus supplement.

Each holder agrees to indemnify the Company and the trustee against any liability that may result from the holder’s transfer, exchange or assignment a security in violation of any provision of the indenture and/or applicable United States Federal or state securities law. The trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under the indenture or under applicable law with respect to any transfer of a security

(including any transfers between or among depositary participants or beneficial owners of interests in any global security) other than to require delivery of such certificates and other documentation or evidence as the indenture expressly requires.

No service charge will be made for any transfer or exchange of the debt securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Unless we indicate otherwise in the prospectus supplement, principal (and premium, if any) will be payable and registered securities will be transferable at the corporate trust office of the trustee or such other paying agent as we may appoint from time to time, as specified in the applicable prospectus supplement. Unless other arrangements are made, we will pay interest, if any, by checks mailed to the holders of registered securities at their registered addresses. We will make payment with respect to debt securities represented by a global security registered in the name of a depository or its nominee to the depository or its nominee, as the case may be, as the registered owner of the global security. To the extent set forth in the prospectus supplement relating thereto, any bearer securities and the coupons appertaining thereto will be payable against surrender thereof, subject to any applicable laws and regulations, at the offices of such paying agencies outside the United States as we may appoint from time to time.

One or more series of the debt securities may be issued as discounted debt securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their stated principal amount. U.S. Federal income tax consequences and other special considerations applicable to any such discounted debt securities will be described in the prospectus supplement relating thereto.

Under the indenture, we will have the ability to issue debt securities with terms different from those of debt securities previously issued.

Certain Covenants

Restrictions on Secured Debt

If the Company or any Restricted Subsidiary shall incur or guarantee any evidence of indebtedness for money borrowed (“Debt”) secured by a mortgage, pledge or lien (“Mortgage”) on any Principal Property of the Company or any Restricted Subsidiary, or on any share of stock or Debt of any Restricted Subsidiary, the Company will secure or cause such Restricted Subsidiary to secure all series of the debt securities equally and ratably with (or, at the Company’s option, prior to) such secured Debt, unless the aggregate amount of all such secured Debt, together with all Attributable Debt with respect to sale and leaseback transactions involving Principal Properties (with the exception of such transactions which are excluded as described in “Restrictions on Sales and Leasebacks” below), would not exceed 10% of Consolidated Net Assets.

The above restriction will not apply to, and there will be excluded from secured Debt in any computation under such restrictions, Debt secured by:

(a)	Mortgages on property of, or on any shares of stock or Debt of, any corporation existing at the time such corporation becomes a Restricted Subsidiary,

(b)	Mortgages in favor of the Company or a Restricted Subsidiary,

(c)	Mortgages in favor of governmental bodies to secure progress, advance or other payments,

(d)	Mortgages on property, shares of stock or Debt existing at the time of acquisition thereof, including acquisition through merger or consolidation, and purchase money and construction Mortgages which are entered into within specified time limits,

(e)	Mortgages securing certain federal tax-exempt obligations issued by a state or local government entity to finance the acquisition or construction of property,

(f)	mechanics and similar liens arising in the ordinary course of business in respect of obligations not due or being contested in good faith,

(g)	Mortgages arising from deposits with or the giving of any form of security to any governmental authority required as a condition in the transaction of business or exercise of any privilege, franchise or license,

(h)	Mortgages for taxes, assessments or governmental charges or levies which are not then due or, if delinquent, are being contested in good faith,

(i)	Mortgages, including judgment liens, arising from legal proceedings being contested in good faith and

(j)	any extension, renewal or refunding of any Mortgage referred to in the foregoing clauses (a) through (i) inclusive.

Restrictions on Sales and Leasebacks

Neither the Company nor any Restricted Subsidiary may enter into any sale and leaseback transaction involving any Principal Property, unless the aggregate amount of all Attributable Debt with respect to such transactions plus all Debt secured by Mortgages on Principal Properties (with the exception of secured Debt which is excluded as described in “Restrictions on Secured Debt” above) would not exceed 10% of Consolidated Net Assets.

This restriction will not apply to, and there shall be excluded from Attributable Debt in any computation under such restriction, any sale and leaseback transaction if:

(a)	the lease is for a period, including renewal rights, of not in excess of five years,

(b)	the sale or transfer of the Principal Property is made within a specified period after its acquisition or construction,

(c)	the lease secures or relates to certain federal tax-exempt obligations issued by a state or local government entity to finance the acquisition or construction of property,

(d)	the transaction is between the Company and a Restricted Subsidiary or between Restricted Subsidiaries or

(e)	the Company or such Restricted Subsidiary, within 180 days after the sale is completed, applies to the retirement of Funded Debt of the Company or a Restricted Subsidiary, or to the purchase of other property which will constitute Principal Property of a value at least equal to the value of the Principal Property leased, an amount not less than the greater of

(1)	the net proceeds of the sale of the Principal Property leased or

(2)	the fair market value of the Principal Property leased.

In lieu of applying proceeds to the retirement of Funded Debt, debentures or notes (including the debt securities) of the Company or a Restricted Subsidiary may be surrendered to the applicable trustee for cancellation at a value equal to the principal amount thereof or the Company or a Restricted Subsidiary may credit the principal amount of Funded Debt voluntarily retired within 180 days after such sale.

Unless otherwise indicated in a prospectus supplement, the covenants contained in the indenture and the debt securities would not necessarily afford holders of the debt securities protection in the event of a highly leveraged or other transaction involving the Company that may adversely affect holders of debt securities.

Certain Definitions

“Attributable Debt” means, as to any particular lease under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the remaining primary term thereof, discounted from the respective due dates thereof to such date at the actual percentage rate inherent in such arrangements as determined in good faith by the Company. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of the amount payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be terminated.

“Consolidated Net Assets” means total assets after deducting therefrom all current liabilities as set forth on the most recent balance sheet of the Company and its consolidated subsidiaries and computed in accordance with generally accepted accounting principles.

“Funded Debt” means (a) all indebtedness for money borrowed having a maturity of more than 12 months from the date as of which the determination is made or having a maturity of 12 months or less but by its terms being renewable or extendable beyond 12 months from such date at the option of the borrower and (b) rental obligations payable more than 12 months from such date under leases which are capitalized in accordance with generally accepted accounting principles (such rental obligations to be included as Funded Debt at the amount so capitalized).

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Principal Property” means any manufacturing or processing plant or warehouse owned at the date hereof or hereafter acquired by the Company or any Restricted Subsidiary of the Company which is located within the United States of America and the gross book value (including related land and improvements thereon and all machinery and equipment included therein without deduction of any depreciation reserves) of which on the date as of which the determination is being made exceeds 2% of Consolidated Net Assets other than (a) any property which in the opinion of the board of directors is not of material importance to the total business conducted by the Company as an entirety or (b) any portion of a particular property which is similarly found not to be of material importance to the use or operation of such property.

“Restricted Subsidiary” means a subsidiary of the Company (a) substantially all the property of which is located, or substantially all the business of which is carried on, within the United States of America and (b) which owns a Principal Property, but does not include a subsidiary of the Company engaged primarily in the development and sale or financing of real property.

Merger and Consolidation

The Company will not merge or sell, convey, transfer or lease all or substantially all of its assets unless the successor Person is the Company or another Person that assumes the Company’s obligations on the debt securities and under the indenture and, after giving effect to such transaction, the Company or the successor Person would not be in default under the indenture.

Events of Default

The indenture defines “events of default” with respect to the debt securities of any series as being one of the following events:

(a)	default in the payment of any installment of interest on that series for 30 days after becoming due;

(b)	default in the payment of principal (or premium, if any) on that series when due;

(c)	default in the performance of any other covenant with respect to the debt securities of that series or in the indenture (other than a covenant included in the indenture solely for the benefit of any series of debt securities other than that series) continued for 90 days after notice;

(d)	certain events of bankruptcy, insolvency or reorganization; and

(e)	any other event of default provided with respect to debt securities of that series.

The indenture contains no events of default or other provisions which specifically afford holders of the debt securities protection in the event of a highly leveraged transaction.

If an event of default shall occur and be continuing with respect to the debt securities of any series, either the trustee or the holders of at least 25% in principal amount of the debt securities of that series then outstanding may declare the principal (or such portion thereof as may be specified in the prospectus supplement relating to such series) of the debt securities of such series and the accrued interest thereon, if any, to be due and payable. The indenture provides that the trustee shall, within 90 days after the occurrence of a default known to a responsible officer of the trustee, give the holders of debt securities notice of all uncured defaults known to it (the term “default” to mean the events specified above without grace periods); provided that, except in the case of default in the payment of principal of or interest on any debt security, the trustee shall be protected in withholding such notice if it in good faith determines the withholding of such notice is in the interest of the holders of debt securities. At any time after such declaration of acceleration has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the debt securities of that series then outstanding, by written notice to the Company and the trustee, may, in certain circumstances, rescind and annul such declaration.

The Company will furnish to the trustee annually a statement by certain officers of the Company to the effect that to the best of their knowledge the Company is not in default in the fulfillment of any of its obligations under the indenture or, if there has been a default in the fulfillment of any such obligation, specifying each such default. In addition, so long as any of the debt securities are outstanding, the Company shall, within five business days of the chief financial officer, the treasurer or the controller of the Company obtaining actual knowledge of a default or event of default with respect to the debt securities, deliver to the trustee an Officers’ Certificate specifying such default or event of default.

The holders of a majority in principal amount of the outstanding debt securities of any series will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of such series, and to waive certain defaults with respect thereto. The indenture will provide that in case an event of default shall occur and be continuing, the trustee shall exercise such of its rights and powers under the indenture, and use the same degree of care and skill in its exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of debt securities unless they first shall have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request.

Modification of the Indenture and Waiver

The indenture provides that the Company and the trustee may enter into supplemental indentures without the consent of the holders of the debt securities to:

(a)	evidence the assumption by a successor corporation of the obligations of the Company,

(b)	add covenants for the protection of the holders of debt securities,

(c)	add any additional events of default,

(d)	cure any ambiguity or correct any inconsistency in the indenture,

(e)	establish the form or terms of debt securities of any series,

(f)	secure the debt securities and related coupons, if any, and

(g)	evidence the acceptance of appointment by a successor trustee.

With certain exceptions, the indenture may be modified or amended with the consent of the holders of not less than a majority in principal amount of the outstanding debt securities of each series affected by the modification; provided, however, that no such modification or amendment may be made, without the consent of the holder of each debt security affected, which would, among other things,

(a)	reduce the principal amount of or the interest on any debt security, change the stated maturity of the principal of, or any installment of interest on, any debt security or the other terms of payment thereof,

(b)	reduce the above-stated percentage of debt securities, the consent of the holders of which is required to modify or amend the indenture, or the percentage of debt securities of any series, the consent of the holders of which is required to waive certain past defaults,

(c)	change any obligation of the Company to maintain an office or agency in the places and for the purposes specified in Section 10.02 of the indenture or

(d)	modify any of the provisions referred to in clauses (a), (b) and (c) above or clauses (a) and (b) below, except to increase the percentages referred to below or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding debt security affected thereby.

The holders of at least a majority in principal amount of the debt securities of each series outstanding may, on behalf of the holders of all the debt securities of that series, waive, insofar as that series is concerned, (a) compliance by the Company with certain restrictive provisions of the indenture and (b) any past default under the indenture, except a default (1) in the payment of principal of (and premium, if any) or any interest on any debt security of such series and (2) in respect of a covenant, or provision of the indenture which cannot be modified or amended without the consent of the holder of each debt security of such series outstanding affected.

Defeasance and Discharge

The indenture provides that the Company may specify that, with respect to the debt securities of a certain series, it will be discharged from any and all obligations in respect of such debt securities (except for certain obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold monies for payment in trust and, if so specified with respect to the debt securities of a certain series, to pay the principal of (and premium, if any) and interest, if any, on such specified debt securities) upon the deposit with the trustee, in trust, of money and/or U.S. government obligations which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay any installment of principal (and premium, if any) and interest, if any, on and any mandatory sinking fund payments in respect of such debt securities on the stated maturity of such payments in accordance with the terms of the indenture and such debt securities. If so specified with respect to the debt securities of a series, such a trust may only be established if establishment of the trust would not cause the debt securities of any such series listed on any nationally recognized securities exchange to be de-listed as a result thereof. Also, if so specified with respect to a series of debt securities, such establishment of such a trust may be conditioned on the delivery by the Company to the trustee of an opinion of counsel (who may be counsel to the Company) to the effect that, based upon applicable U.S. Federal income tax law or a ruling published by the United States Internal Revenue Service, such a defeasance and discharge will not be deemed, or result in, a taxable event with respect to holders of such debt securities. The designation of such provisions, U.S. Federal income tax consequences and other considerations applicable thereto will be described in the prospectus supplement relating thereto.

Concerning the Trustee

We have appointed The Bank of New York Mellon as the trustee under the indenture and as initial security registrar with regard to the debt securities.

We may remove the trustee with or without cause if we so notify the trustee six months in advance and if no event of default occurs during the six-month period.

LEGAL OPINIONS

Unless otherwise disclosed in the prospectus supplement, the validity of the debt securities offered hereby will be passed upon for us by Mark Migliaccio, our Senior Corporate Counsel, as to New Jersey law, and by Davis Polk & Wardwell LLP, New York, New York, as to New York law. Mr. Migliaccio beneficially owns or has rights to acquire an aggregate of less than 1% of the outstanding shares of our common stock.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Campbell Soup Company for the fiscal year ended July 31, 2011, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.